                                                                      EXHIBIT 12

                       RATIO OF EARNINGS TO FIXED CHARGES

                     WHIRLPOOL CORPORATION AND SUBSIDIARIES

                                                                   December 31,
                                                                   ------------
                                                                   2000    1999
                                                                   ----    ----
Pretax earnings..................................................  $577    $514
Portion of rents representative of the interest factor...........    23      22
Interest on indebtedness.........................................   181     166
Amortization of debt expense and premium.........................     1       1
WFC preferred stock dividend.....................................     4       4
                                                                   ----    ----
Adjusted income..................................................  $786    $707
                                                                   ====    ====
Fixed charges
-------------
  Portion of rents representative of the interest factor.........  $ 23    $ 22
  Interest on indebtedness.......................................   181     166
  Amortization of debt expense and premium.......................     1       1
  WFC preferred stock dividend...................................     4       4
                                                                   ----    ----
                                                                   $209    $193
                                                                   ====    ====
Ratio of earnings to fixed charges...............................   3.8     3.7
                                                                   ====    ====